As filed with the Securities and Exchange Commission on March 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

POLYONE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

OHIO	34-1730488
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

33587 Walker Road, Avon Lake, Ohio 44012

(Address of Principal Executive Offices Including Zip Code)

Spartech Corporation 2004 Equity Compensation Plan, as amended

Spartech Corporation 2001 Stock Option Plan

(Full Title of the Plan)

Lisa K. Kunkle, Esq.

Vice President, General Counsel and Secretary

PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio 44012

(440) 930-1000

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value $0.01 per share, newly reserved under the Spartech Corporation 2004 Equity Compensation Plan, as amended	705,873(1)	$23.08(2)	$16,291,549(2)	$2,222.17

Common shares, par value $0.01 per share, newly reserved under the Spartech Corporation 2001 Stock Option Plan	59,877(1)	$23.08(2)	$1,381,961(2)	$188.50

(1)	Represents the maximum number of common shares, par value $0.01 per share (“Common Shares”), of PolyOne Corporation (the “Registrant”) issuable pursuant to the Spartech Corporation 2004 Equity Compensation Plan, as amended, and the Spartech Corporation 2001 Stock Option Plan (together, the “Plans”) being registered hereon. The Plans were assumed by the Registrant in connection with its acquisition of Spartech Corporation. Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plans.
(2)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on March 7, 2013, a date that is within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 (Commission File No. 001-16091), filed with the Commission on February 12, 2013;

(b)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-16091), filed with the Commission on February 15, 2013 and March 5, 2013; and

(c)	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A, dated August 31, 2000 (Commission File No. 001-16091), and all amendments and reports filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is an Ohio corporation. Under Section 1701.13 of the Ohio Revised Code, Ohio corporations may indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. The Ohio Revised Code does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation or code of regulations, or by contract, except with respect to the advancement of expenses to directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.

The Ohio Revised Code provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Article Sixth of the Registrant’s articles of incorporation provides for indemnification of directors and officers. The provision provides that a director will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that an exemption from liability or limitation is not permitted under the Ohio Revised Code. Article Sixth provides that each director and officer will, to the fullest extent permitted by applicable law, be indemnified except as may be otherwise provided in the Registrant’s code of regulations.

The Registrant’s code of regulations provides that it shall indemnify directors and officers and may indemnify other employees or agents in any action, suit or proceeding by others (other than an action by or in the right of the Registrant) for expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests. The Registrant’s code of regulations also provides that it shall indemnify directors and officers and may indemnify other employees and agents in any action or suit by or in the right of the Registrant for expenses (including attorney’s fees) reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests. No indemnification will be made, however, where such person is adjudged liable for negligence or misconduct in the performance of such person’s duties to the Registrant unless and only to the extent that the court in which an action is brought determines that such person is fairly and reasonably entitled to indemnity.

In addition, the Registrant’s code of regulations permits it to purchase and maintain insurance on behalf of its officers, directors, employees and agents against liability asserted against them in their capacities as such, which insurance the Registrant has purchased. The Registrant’s code of regulations also provides that no modification of any regulations pertaining to indemnification rights of directors and officers shall adversely affect or impair in any way the indemnification rights of any current or former director or officer with respect to any action, suit or proceeding relating to matters occurring prior to the adoption of such modification.

The Registrant has entered into indemnification agreements (“Indemnification Agreements”) with each of its directors and each of its executive officers, including the named executive officers (“Indemnitees”).

In general, the Indemnification Agreements provide that, subject to the procedures, limitations and exceptions set forth therein (i) the Registrant will indemnify the Indemnitee for all expenses, judgments, fines and amounts paid in settlement actually incurred by the Indemnitee in connection with any threatened, pending or completed action, suit, proceeding or claim, by reason of the fact that the Indemnitee is or was a director and/or officer of the Registrant or is or was serving at the request of the Registrant at another entity, or by reason of any action alleged to have been taken or omitted in any such capacity, including any appeal of or from any judgment or decision, (ii) the Registrant will indemnify the Indemnitee against any amount that the Indemnitee is or becomes obligated to pay relating to or arising out of any claim made against the Indemnitee because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, that the Indemnitee commits, suffers, permits or acquiesces in while acting in his capacity as a director and/or officer of the Registrant or at the request of the Registrant at another entity, (iii) the Registrant will advance expenses as they are actually and reasonably incurred in connection with defending a claim in advance of the final disposition of a claim, and (iv) the Registrant will maintain an insurance policy or policies providing directors’ and officers’ liability insurance that covers the Indemnitee.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File No. 001-16091), filed with the Commission on March 28, 2001)

4.2	Amendment to the Second Article of the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1a to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 001-16091), filed with the Commission on March 15, 2004)

4.3	Regulations of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-16091) filed with the Commission on July 17, 2009)

4.4	Spartech Corporation 2004 Equity Compensation Plan, as amended

4.5	Spartech Corporation 2001 Stock Option Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Avon Lake, state of Ohio, on this 12th day of March, 2013.

POLYONE CORPORATION

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 12, 2013	*
Stephen D. Newlin
Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

Date: March 12, 2013	*
Richard J. Diemer, Jr.
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: March 12, 2013	*
Carol A. Cartwright
Director

Date: March 12, 2013	*
Richard H. Fearon
Director

Date: March 12, 2013	*
Gregory J. Goff
Director

Date: March 12, 2013	*
Gordon D. Harnett
Director

Date: March 12, 2013	*
Richard A. Lorraine
Director

Date: March 12, 2013	*
William H. Powell
Director

Date: March 12, 2013	*
Farah M. Walters
Director

Date: March 12, 2013	*
William A. Wulfsohn
Director

*	This Registration Statement has been signed on behalf of the above officers and directors by Lisa K. Kunkle, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: March 12, 2013	By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File No. 001-16091), filed with the Commission on March 28, 2001)

4.2	Amendment to the Second Article of the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1a to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 001-16091), filed with the Commission on March 15, 2004)

4.3	Regulations of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-16091) filed with the Commission on July 17, 2009)

4.4	Spartech Corporation 2004 Equity Compensation Plan, as amended

4.5	Spartech Corporation 2001 Stock Option Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney